Exhibit 5.2

January 28, 2013

The Hertz Corporation

225 Brae Boulevard

Park Ridge, New Jersey 07656-0713

Ladies and Gentlemen:

We have acted as limited counsel to Cinelease, LLC, a Louisiana limited liability company (the, “Guarantor”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by The Hertz Corporation, a Delaware corporation (the “Company”), and the subsidiaries of the Company named therein (including the Guarantor with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $250,000,000 aggregate principal amount of its 6.75% Senior Notes due 2019 (the “Exchange 2019 Notes”), $700,000,000 aggregate principal amount of its 5.875% Senior Notes due 2020 (the “Exchange 2020 Notes”) and $500,000,000 aggregate principal amount of its 6.250% Senior Notes due 2022 (the “Exchange 2022 Notes” and, together with the Exchange 2019 Notes and the Exchange 2020 Notes, the “Exchange Notes”), and the issuance by the Subsidiary Guarantors of guarantees (the “Guarantees”) with respect to each class of the Exchange Notes.

The Exchange 2019 Notes and related Guarantees will be issued under an indenture dated as of February 8, 2011 (as amended, modified or supplemented from time to time, the “2019 Indenture”), by and among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”); and the Exchange 2020 Notes and Exchange 2022 Notes and related Guarantees will be issued under an indenture dated as of October 16, 2012 (as amended, modified or supplemented from time to time, the “2020 and 2022 Indenture” and, together with the 2019 Indenture, the “Indentures”), by and among the Company, the Subsidiary Guarantors and the Trustee.  The Company will offer (i) the Exchange 2019 Notes in exchange for any and all of $250,000,000 aggregate principal amount of its outstanding 6.75% Senior Notes due 2019 issued on March 13, 2012, (ii) the Exchange 2020 Notes in exchange for any and all of $700,000,000 aggregate principal amount of its outstanding 5.875% Senior Notes due 2020 and (iii) the Exchange 2022 Notes in exchange for any and all of $500,000,000 aggregate principal amount of its outstanding 6.250% Senior Notes due 2022.

In connection with rendering the opinions referred to below, we have examined the following documents:

(i)    the Registration Statement;

(ii)   the Indentures (including the form of each Exchange Note included within each of the applicable Indentures), which have been filed with the Commission as exhibits to the Registration Statement;

(iii)  articles of organization of the Guarantor, dated June 13, 2007; and

(iv)  Written Consent of the Sole Member of Guarantor dated March 29, 2012, and Action of Sole Member Taken by Unanimous Written Consent, dated October 5, 2012, with respect to the filing of the Registration Statement and the issuance of the Guaranty.

We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein.  As to questions of fact material to this opinion, we have relied upon representations and warranties of the Company and the Guarantor.

In rendering the opinions that follow, we have assumed: (i) the genuineness of all signatures; (ii) the legal capacity of natural persons; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to the original documents of all documents submitted to us as duplicates or certified or conformed copies; (v) the authenticity of the originals of such latter documents; and (vi) the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantor.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(i)    Based solely on the good standing certificate of the Louisiana Secretary of State, dated January 24, 2013, Guarantor is validly existing as a limited liability company under the laws of the State of Louisiana;

(ii)   Guarantor has the requisite limited liability company power and authority to issue its respective Guaranty of each class of the Exchange Notes pursuant to the Indentures; and

(iii)  Guarantor has, by all necessary limited liability company action, duly authorized the issuance of its respective Guaranty of each class of the Exchange Notes pursuant to the Indentures.

We do not express any opinion herein concerning any law other than the law of the State of Louisiana.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.  Jenner & Block LLP is entitled to rely on the opinions expressed herein.

Very truly yours,

/s/ Jones Walker, LLP

JONES WALKER, LLP